Exhibit 99.2

NGL Energy Partners Announces the Appointment of Bryan K. Guderian to Board of Directors TULSA, Okla., May 18, 2012 (BUSINESS WIRE) —

NGL Energy Partners LP (NYSE: NGL) announces Mr. Bryan K. Guderian has been appointed to the board of directors of its general partner, NGL Energy Holdings LLC, effective immediately. Mr. Guderian will serve as an independent director and has also been appointed to serve on the Audit Committee.

Mr. Guderian brings a wealth of experience to the Partnership.  He has worked in the energy sector for more than 30 years.  Over his career, Mr. Guderian has worked in numerous executive positions within the Williams organization since 1996, to include his current position as Senior Vice President of Operations of WPX Energy; Vice President of Tulsa Region & International, Williams E&P Division; Director of Land & Gas Management, Williams Production Company and numerous management positions of Williams Gas Marketing Company during 1991-1996.  Additionally, Mr. Guderian is a member of the Apco Oil and Gas International Inc. board and also serves as a member of the Petrolera Entre Lomas S.A. board.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. The Partnership owns and operates a vertically integrated energy business with three operating segments: midstream, wholesale supply and marketing and retail propane. The Partnership completed its initial public offering in May 2011. For further information visit the Partnership’s website at www.nglenergypartners.com.

The information contained in this press release is available on the Partnership’s website at www.nglenergypartners.com.

Source: NGL Energy Partners LP